                                                                EXHIBIT 99(C)(1)

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                   VIAD CORP,

                      PINE VALLEY ACQUISITION CORPORATION

                                      AND

                        MONEYGRAM PAYMENT SYSTEMS, INC.

                           DATED AS OF APRIL 4, 1998

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
                                    ARTICLE I
                                    THE OFFER

Section 1.01.  The Offer...................................................     1
Section 1.02.  Company Action..............................................     3

                                   ARTICLE II

                                   THE MERGER

Section 2.01.  The Merger..................................................     4
Section 2.02.  Effective Time; Closing.....................................     4
Section 2.03.  Effect of the Merger........................................     5
Section 2.04.  Certificate of Incorporation; By-laws.......................     5
Section 2.05.  Directors and Officers......................................     5
Section 2.06.  Conversion of Securities....................................     5
Section 2.07.  Employee Stock Options......................................     6
Section 2.08.  Dissenting Shares...........................................     6
Section 2.09.  Surrender of Shares; Stock Transfer Books...................     6

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.01.  Organization and Qualification; Subsidiaries................     8
Section 3.02.  Certificate of Incorporation and By-laws....................     9
Section 3.03.  Capitalization..............................................     9
Section 3.04.  Authority Relative to this Agreement........................     9
Section 3.05.  No Conflict; Required Filings and Consents..................    10
Section 3.06.  Compliance..................................................    11
Section 3.07.  SEC Filings; Financial Statements...........................    11
Section 3.08.  Absence of Certain Changes or Events........................    12
Section 3.09.  Absence of Litigation.......................................    13
Section 3.10.  Employee Benefit Plans......................................    13
Section 3.11.  Labor Matters...............................................    15
Section 3.12.  Offer Documents; Schedule 14D-9; Proxy Statement............    15
Section 3.13.  Taxes.......................................................    16
Section 3.14.  Brokers.....................................................    16
Section 3.15.  Certain Contracts...........................................    16
Section 3.16.  Real Property and Leases....................................    17
Section 3.17.  Trademarks, Patents, Copyrights and Intellectual Property...    17
Section 3.18.  Environmental Matters.......................................    18
Section 3.19.  Statute Takeover Statutes...................................    18
Section 3.20.  Insurance...................................................    18
Section 3.21.  Agents......................................................    19

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Section 4.01.  Corporate Organization......................................    19
Section 4.02.  Authority Relative to this Agreement........................    20
Section 4.03.  No Conflict; Required Filings and Consents..................    20
Section 4.04.  Financing...................................................    21

                                                                             PAGE
                                                                             ----
Section 4.05.  Offer Documents; Proxy Statement............................    21
Section 4.06.  Brokers.....................................................    21

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01.  Conduct of Business by the Company Pending the Merger.......    22
Section 5.02.  Additional Covenants........................................    24

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

Section 6.01.  Stockholders' Meeting.......................................    25
Section 6.02.  Proxy Statement.............................................    26
Section 6.03.  Company Board Representation; Section 14(f).................    26
Section 6.04.  Access to Information; Confidentiality......................    27
Section 6.05.  No Solicitation of Transactions.............................    27
Section 6.06.  Employee Benefits Matters...................................    29
Section 6.07.  Directors' and Officers' Indemnification and Insurance......    29
Section 6.08.  Further Action; Reasonable Best Efforts.....................    30
Section 6.09.  Public Announcements........................................    30
Section 6.10.  Confidentiality Agreement...................................    30
Section 6.11.  SEC and Stockholder Filings.................................    31
Section 6.12.  Takeover Statutes...........................................    31
Section 6.13.  Certain Actions.............................................    31

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

Section 7.01.  Conditions to the Merger....................................    31

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

Section 8.01.  Termination.................................................    32
Section 8.02.  Effect of Termination.......................................    33
Section 8.03.  Fees........................................................    33
Section 8.04.  Amendment...................................................    34
Section 8.05.  Waiver......................................................    34

                                   ARTICLE IX

                               GENERAL PROVISIONS

Section 9.01.  Non-Survival of Representations, Warranties and
               Agreements..................................................    34
Section 9.02.  Notices.....................................................    35
Section 9.03.  Certain Definitions.........................................    36
Section 9.04.  Severability................................................    38
Section 9.05.  Entire Agreement; Assignment................................    39
Section 9.06.  Parties in Interest.........................................    39
Section 9.07.  Governing Law...............................................    39
Section 9.08.  Headings....................................................    39
Section 9.09.  Counterparts................................................    39

ANNEX A

     Conditions to the Offer

ANNEX B

     Agreement Respecting the Plans and Other Employee Benefit Matters

SCHEDULES

3.01........................................................  Subsidiaries
3.03........................................................  Stock Options
3.04(b).....................................................  Company Approvals
3.05(a).....................................................  Conflicts
3.05(b).....................................................  State/Foreign Regulatory
                                                              Consents/Notices
3.06........................................................  Compliance
3.07(c).....................................................  Financials
3.08........................................................  Certain Changes or Events
3.09........................................................  Litigation
3.10(a).....................................................  Employee Benefits Plans
3.10(f).....................................................  WARN Disclosure
3.10(g).....................................................  Foreign Benefit Plans
3.13........................................................  Taxes
3.15........................................................  First Data Corporation Agreements
3.17(b).....................................................  Intellectual Property
3.17(c).....................................................  Intellectual Property
3.20........................................................  Insurance
3.21........................................................  Agents
5.01(g).....................................................  Capital Expenditures
9.03........................................................  Material Adverse Affect


   GLOSSARY OF DEFINED TERMS(NOT PART OF THIS AGREEMENT)

                        DEFINED TERM                            LOCATION OF DEFINITION
                        ------------                            ----------------------
Acquisition Proposal........................................    sec. 6.05(a)
Affiliate...................................................    sec. 9.03(a)
Agents......................................................    sec. 3.21
Agreement...................................................    Preamble
American Express............................................    sec. 5.01(j)
Banamex.....................................................    sec. 3.15
Beneficial Owner............................................    sec. 9.03(b)
Blue Sky Laws...............................................    sec. 3.05(b)
Board.......................................................    Recitals
Business Day................................................    sec. 9.03(c)
Certificate of Merger.......................................    sec. 2.02
Certificates................................................    sec. 2.09(b)
Code........................................................    sec. 9.03(d)
Company.....................................................    Preamble
Company Approvals...........................................    sec. 3.04(b)
Company Common Stock........................................    Recitals
Company Stock Option........................................    sec. 2.07
Company Stock Option Plans..................................    sec. 2.07
Confidentiality Agreement...................................    sec. 6.04(c)
Control.....................................................    sec. 9.03(e)
Delaware Law................................................    Recitals
Dissenting Shares...........................................    sec. 2.08
Effective Time..............................................    sec. 2.02
Environmental Laws..........................................    sec. 9.03(f)
Environmental Permits.......................................    sec. 3.18
ERISA.......................................................    sec. 3.10(a)
Exchange Act................................................    sec. 1.02(b)
Fee.........................................................    sec. 8.03(a)
Foreign Plan................................................    sec. 3.10(g)
Governmental Authority......................................    sec. 9.03(g)
Hazardous Substances........................................    sec. 9.03(h)
HSR Act.....................................................    sec. 3.05(b)
Indemnified Parties.........................................    sec. 6.07(b)
Intellectual Property.......................................    sec. 3.17(b)
IRS.........................................................    sec. 3.10(a)
Material Adverse Effect.....................................    sec. 9.03(i)
Merger......................................................    Recitals
Merger Consideration........................................    sec. 2.06(a)
Minimum Condition...........................................    sec. 1.01(a)
Morgan Stanley..............................................    sec. 1.02(a)
1997 Balance Sheet..........................................    sec. 3.07(c)
Offer.......................................................    Recitals
Offer Documents.............................................    sec. 1.01(b)
Offer to Purchase...........................................    sec. 1.01(b)
Option Spread...............................................    sec. 2.07
Parent......................................................    Preamble

                        DEFINED TERM                            LOCATION OF DEFINITION
                        ------------                            ----------------------
Paying Agent................................................    sec. 2.09(a)
Per Share Amount............................................    Recitals
Person......................................................    sec. 9.03(j)
Plans.......................................................    sec. 3.10(a)
Pre-Offer Approvals.........................................    sec. 3.05(b)
Proxy Statement.............................................    sec. 3.12
Purchaser...................................................    Preamble
Returns.....................................................    sec. 9.03(k)
Schedule 14D-1..............................................    sec. 1.01(b)
Schedule 14D-9..............................................    sec. 1.02(a)
SEC.........................................................    sec. 9.03(l)
SEC Reports.................................................    sec. 3.07(a)
SEC Rules...................................................    sec. 9.03(m)
Securities Act..............................................    sec. 3.07(a)
Shares......................................................    Recitals
Stockholders' Meeting.......................................    sec. 6.01(a)
Subsidiary..................................................    sec. 9.03(n)
Superior Proposal...........................................    sec. 6.05(b)
Surviving Corporation.......................................    sec. 2.01
Takeover Statute............................................    sec. 6.12
Tax.........................................................    sec. 9.03(o)
Taxpayer....................................................    sec. 3.13
Transactions................................................    sec. 3.04(a)
WARN........................................................    sec. 3.10(f)

     AGREEMENT AND PLAN OF MERGER dated as of April 4, 1998 (this "Agreement") among VIAD CORP, a Delaware corporation ("Parent"), PINE VALLEY ACQUISITION CORPORATION, a Delaware corporation and a wholly owned Subsidiary of Parent ("Purchaser"), and MONEYGRAM PAYMENT SYSTEMS, INC., a Delaware corporation (the "Company").

     WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein; and

     WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer (the "Offer") to acquire all the issued and outstanding shares of Common Stock, par value $0.01 per share, of the Company ("Company Common Stock") (such shares of Company Common Stock being hereinafter collectively referred to as "Shares") for $17.00 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount") net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer; and

     WHEREAS, the Board of Directors of the Company (the "Board") has unanimously approved the making of the Offer and resolved and agreed to recommend that holders of Shares tender their Shares pursuant to the Offer; and

     WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Purchaser and the Company have each approved the merger (the "Merger") of Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") following the consummation of the Offer and upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE OFFER

     Section 1.01. The Offer. (a) Upon the terms, and subject to the conditions of this Agreement, Purchaser shall commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five Business Days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to the condition (the "Minimum Condition") that at least the number of Shares that when added to the Shares already owned by Parent shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights) shall have been validly tendered and not withdrawn prior to the expiration of the Offer and also shall be subject to the satisfaction of the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that the Minimum Condition may not be waived without the prior approval of the Company and that no change may be made which decreases the price per Share payable in the Offer or which reduces the maximum number of Shares to be purchased in the Offer or which imposes conditions to the Offer in addition to those set forth in Annex A hereto. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date (the initial scheduled expiration date being 20 Business Days following the commencement of the Offer computed in accordance with SEC Rules) if, at the scheduled expiration date of the Offer, any of the conditions to Purchaser's obligation to accept for payment, and to pay for, the Shares, shall not be satisfied or waived, (ii) extend the Offer for any period required by the SEC Rules applicable to the Offer, or (iii) extend the Offer for an aggregate period of not more than 10 Business Days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if as of such date, all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer equals 75 percent or more, but less than 90 percent, of the outstanding Shares on a fully diluted basis; provided, however, that (A) if, on the initial scheduled expiration date of the Offer, the sole condition remaining unsatisfied is either
(x) the failure of the waiting period under the HSR Act to have expired or been terminated, or (y) the failure to obtain a Pre-Offer Approval, the Purchaser shall extend the Offer from time to time until five Business Days after the later of expiration or termination of the waiting period under the HSR Act or the receipt of all Pre-Offer Approvals and (B) if the sole condition remaining unsatisfied on the initial scheduled expiration date of the Offer is the condition set forth in paragraph (e) of Annex A, the Purchaser shall, so long as the breach can be cured and the Company is vigorously attempting to cure such breach, extend the Offer from time to time until five Business Days after such breach is cured (provided that Purchaser shall not be required to extend the Offer under A or B beyond 45 calendar days after such initial scheduled expiration date). The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer, Purchaser shall pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn.

     (b) As soon as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the SEC (i) a Tender Offer Statement on
Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Parent, Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and Parent and Purchaser further agree to take all steps necessary to cause the
Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

     Section 1.02. Company Action. (a) The Company hereby approves of and consents to the Offer and represents and warrants that (i) the Board, at a meeting duly called and held on April 4, 1998, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger, are fair to and in the best interests of the holders of Shares, (B) approved and adopted this Agreement and the transactions contemplated hereby (such approval and adoption having been made in accordance with the provisions of sec.203 of Delaware Law) and (C) recommended that the stockholders of the Company accept the Offer and approve and adopt this Agreement and the transactions contemplated hereby, and (ii) Morgan Stanley, Dean Witter, Discover & Co. ("Morgan Stanley") has delivered to the Board a written opinion that the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares from a financial point of view. Unless the recommendation of the Board has been withdrawn in accordance with Section 6.05, the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence and agrees to cause Morgan Stanley to consent to the inclusion of its written opinion in the offering documents forming a part of the Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9"). The Company has been advised by each of its directors and executive officers that they intend either to tender all Shares beneficially owned by them to Purchaser pursuant to the Offer or to vote such Shares in favor of the approval and adoption by the stockholders of the Company of this Agreement and the transactions contemplated hereby.

     (b) As soon as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC the Schedule 14D-9 containing, unless the recommendation of the Board has been withdrawn in accordance with Section 6.05, the recommendation of the Board described in Section 1.02(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other applicable federal securities laws. The Company, Parent and Purchaser agree to correct promptly any information provided by any of them for use in the
Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

     (c) The Company shall promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated in accordance with Section 8.01, shall deliver to the Company all copies of such information then in their possession.

                                   ARTICLE II

                                   THE MERGER

     Section 2.01. The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with Delaware Law, at the Effective Time (as hereinafter defined) Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     Section 2.02. Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in
Article VII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger (in either case, the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Delaware Law or such later time as may be specified in the Certificate of Merger (the date and time when the Merger shall become effective being the "Effective Time").

     Section 2.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     Section 2.04. Certificate of Incorporation; By-laws. (a) At the Effective Time, the Certificate of Incorporation of the Company shall be restated in the form acceptable to Purchaser and shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that such restated Certificate of Incorporation shall be in accordance with the provisions of Section 6.07 hereof.

     (b) The By-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

     Section 2.05. Directors and Officers. The directors and officers of Purchaser immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     Section 2.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.06(b) and any Dissenting Shares (as hereinafter defined)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Per Share Amount in cash (the "Merger Consideration") payable, after reduction for any required Tax withholding, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.08, of the certificate that formerly evidenced such Share;

          (b) Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

          (c) Each share of Common Stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

     Section 2.07. Employee Stock Options. Each stock option (a "Company Stock Option") outstanding at the Effective Time under the Company's 1996 Stock Option Plan or 1996 Broad-Based Stock Option Plan (the "Company Stock Option Plans") shall be canceled by the Company immediately prior to the Effective Time, and each holder of a canceled Company Stock Option shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Company in consideration for the cancellation of such Company Stock Option an amount (the "Option Spread") equal to the product of (i) the number of Shares previously subject to such Company Stock Option and (ii) the excess, if any, of the Per Share Amount over the exercise price per share of Company Common Stock previously subject to such Company Stock Option. The Option Spread, after reduction for applicable Tax withholding, if any, shall be paid in cash. Upon the Effective Time, the Company Stock Option Plans shall terminate.

     Section 2.08. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of Delaware Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.09, of the certificate or certificates that formerly evidenced such Shares.

     Section 2.09. Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as its paying agent (the "Paying Agent") who shall also act as agent for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.06(a). Promptly upon receipt, any such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or

Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $500 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise).

     (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to
Section 2.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, after reduction for any required withholding Tax and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable.

     (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

     (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

     (e) Parent and/or the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts, if any, as Parent and/or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent and/or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent and/or the Surviving Corporation.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Purchaser that:

     Section 3.01. Organization and Qualification; Subsidiaries. (a) Each of the Company and each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth in
Schedule 3.01. Except as disclosed in Schedule 3.01, the Company and its Subsidiaries does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     Section 3.02. Certificate of Incorporation and By-laws. The Company has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificates of Incorporation and By-Laws or equivalent organizational documents are in full force and effect, and neither the Company nor any Subsidiary is in violation of any provision thereof.

     Section 3.03. Capitalization. The authorized capital stock of the Company consists of 100,000,000 Shares. As of the date hereof, (i) 16,513,800 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 111,200 Shares are held in the treasury of the Company, (iii) no Shares are held by the Subsidiaries and (iv) 1,200,000 Shares are reserved for future issuance pursuant to employee stock options granted pursuant to the Company's Stock Option Plans. Except as set forth in this Section 3.03, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Schedule 3.03 contains a list of all options to purchase any capital stock of the Company. There are no outstanding contractual obligations of the Company or any Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person other than to agents and wholly owned Subsidiaries of the Company, in the ordinary course of business consistent with past practice. There are no commitments, understandings, restrictions or arrangements obligating the Company to purchase, redeem or acquire, or register under any securities law any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe to any shares of capital stock of the Company. Except for any obligations in connection with this Agreement, there are not as of the date hereof, and there will not be at the Closing Date, any stockholder agreement, voting trust or other agreements or understandings to which the Company is a party or to which it is bound, relating directly or indirectly to any Company Common Stock.

     Section 3.04. Authority Relative to this Agreement. (a) The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (the "Transactions"). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding Shares if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company.

     (b) Schedule 3.04(b) lists all material permits, registrations, licenses, franchises, certifications and other approvals, including without limitation, all money transfer or sale of checks licenses (collectively, the "Company Approvals") required from any Governmental Authority, in order for the Company and its Subsidiaries to conduct its business as presently conducted. The Company has obtained all Company Approvals except where the lack of such Company Approvals would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to, nor bound by, any agreement with, or judgment, decree or order issued by, any Governmental Authority which, individually or in the aggregate, has a Material Adverse Effect.

     Section 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the consummation of the Transactions by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary, (ii) except as set forth in Schedule 3.05(a), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected other than conflicts or violations that would not, individually or in the aggregate, have a Material Adverse Effect, or
(iii) except as set forth on Schedule 3.05(a), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, other than breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

     (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the consummation of the Transactions by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and filing and recordation of appropriate merger documents as required by Delaware Law, (ii) requirements of state and foreign banking, currency or other regulatory authorities (all of which requirements including, without limitation, the identification of all authorizations, consents or approvals required to consummate the Offer ("Pre-Offer Approvals") are set forth in Schedule 3.05(b)) and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Offer or the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 3.06. Compliance. Except as set forth on Schedule 3.06, neither the Company nor any Subsidiary is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended, the Money Laundering Control Act, and the Bank Secrecy Act, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 3.07. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 11, 1996 and has heretofore made available to Parent, in the form filed with the SEC, (i) its Registration Statement on Form S-1, as amended, filed with the SEC on December 11, 1996, (ii) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1996 and 1997, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since December 31, 1996 and (iv) all other forms, reports and other registration statements filed by the Company with the SEC since January 1, 1996 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being referred to herein, collectively, as the "SEC Reports"). The SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and each fairly presented the consolidated financial position, results of operations and changes in financial position of the Company and the Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (except as otherwise noted therein and subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

     (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the Subsidiaries as at December 31, 1997, including the notes thereto (the "1997 Balance Sheet"), neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles, except for liabilities and obligations (i) incurred in the ordinary course of business consistent with past practice since December 31, 1997, (ii) that would not, individually or in the aggregate, have a Material Adverse Effect or (iii) as set forth on Schedule 3.07(c).

     (d) The Transactions Summaries, dated March 10, 1998 and April [1], 1998, provided to Parent and Purchaser by the Company, accurately sets forth the number of transactions sent and received by the Company and its Subsidiaries during the 1997 fiscal year and January and February 1998.

     Section 3.08. Absence of Certain Changes or Events. From December 31, 1997 through the date hereof, except as set forth on Schedule 3.08 or disclosed in any SEC Report, there has not been (i) a Material Adverse Effect, (ii) any material change by the Company in its accounting methods, principles or practices, (iii) any entry by the Company or any Subsidiary into any contract material to the Company and the Subsidiaries, taken as a whole, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities or (v) other than pursuant to the contracts specified in Section 3.10 and Annex B, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice.

     Section 3.09. Absence of Litigation. Except as set forth on Schedule 3.09, as of the date hereof, there is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect. As of the date hereof, neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Material Adverse Effect.

     Section 3.10. Employee Benefit Plans. (a) Schedule 3.10(a) contains a true and complete list of all employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all material bonus, stock option, incentive, deferred compensation, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the

Company or any Subsidiary (collectively, the "Plans"). Each Plan is in writing and the Company has previously made available to Parent a true and complete copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service (the "IRS") Form 5500. Neither the Company nor any Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide material compensation or benefits to any individual or (iii) to modify or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

     (b) Other than as specifically disclosed in Schedule 3.10(a), none of the Plans are subject to Title IV of ERISA. The Company does not maintain or contribute to any Voluntary Employee Benefit Association under Section 501(c)(9) of the Code. Other than as specifically disclosed in Schedule 3.10(a), none of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or any Subsidiary to pay separation, severance, termination or other benefits as a result of any Transaction or (iii) obligates the Company or any Subsidiary to make any payment or provide any benefit that could be subject to a tax under
Section 4999 of Code. Other than as specifically disclosed in Schedule 3.10(a), none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary. The Company is not a Party to any Multi-Employer Plan as that term is defined in ERISA.

     (c) Each Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, it being understood that the Company has yet to file a determination letter request with the IRS with regard to such plans.

     (d) There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan that could reasonably be expected to result in a material liability to the Company or any Subsidiary. The Company has not incurred any material liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No Reportable Event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any Plan subject to Title 4 of ERISA other than a Reportable Event with respect to which the 30-day notice requirement has been waived).

     (e) Each Plan is now and has been operated in all material respects in accordance with the requirements of all applicable laws, including, without limitation, ERISA and the Code, and the Company and each Subsidiary has performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and has no knowledge of any material default or violation by any party to, any Plan. No Plan is under audit or investigation by any Governmental Authority nor has the Company or any Subsidiary been notified of any audit or investigation.

     (f) The Company and the Subsidiaries have not incurred any liability under, and have complied in all material respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder ("WARN") and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the Effective Time. Schedule 3.10(f) lists (i) all the employees terminated or laid off by the Company or any Subsidiary during the 90 days prior to the date hereof and (ii) all the employees of the Company or any Subsidiary who have experienced a reduction in hours of work of more than 50% during any month during the 90 days prior to the date hereof and describes all notices given by the Company and the Subsidiaries in connection with WARN. The Company will, by written notice to Parent and Purchaser, update Schedule 3.10(f) to include any such terminations, layoffs and reductions in hours from the date hereof through the Effective Time and will provide Parent and Purchaser with any related information which they may reasonably request.

     (g) Except as set forth in Schedule 3.10(g) the Company and its Subsidiaries do not have any Plan that is not subject to the laws of the United States or governed by the laws of any other country (a "Foreign Plan"). With respect to each Foreign Plan: (i) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. Each Foreign Benefit Plan is now and has always been operated in full compliance with all applicable non-United States laws. No Foreign Benefit Plan is under audit, or notice of audit or investigation; (ii) all employer and employee contributions to each Foreign Plan required by law or by the terms of such Foreign Plan have been made, or if applicable, accrued in accordance with normal accounting practices and a pro rata contribution for the period prior to and including the Effective Time has been made or accrued; and (iii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer of any Foreign Plan funded through insurance, or the book reserve established by the Company for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on any ongoing basis (actual or contingent) accrued to the Effective Time with respect to all current and former participants under such Plan according to actuarial assumptions and valuations most recently used to determine employer contributions to such Plan or benefit liabilities for such Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.

     Section 3.11. Labor Matters. (i) There are no controversies pending, or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees, which controversies have or could have a Material Adverse Effect, and (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary or, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees.

     Section 3.12. Offer Documents; Schedule 14D-9; Proxy Statement. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the respective times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company or at the expiration date or the date of purchase, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Neither the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (as hereinafter defined) or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

     Section 3.13. Taxes. Except as disclosed on Schedule 3.13, the Company and each of its Subsidiaries, its previously owned subsidiaries and any affiliated group within the meaning of Section 1504 of the Code of which the Company, its Subsidiaries or previously owned Subsidiaries is or has been a member (each a "Taxpayer") has timely filed, or caused to be timely filed all Returns required to be filed and all such Returns were complete and accurate in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than
(i) such Taxes for which adequate reserves in the Company's financial statements have been established or which are being contested in good faith or (ii) such Taxes that, individually or in the aggregate, would not have a Material Adverse Effect. Neither the IRS nor any other taxing authority or agency, domestic or foreign, is now asserting or, to the best knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith that individually or in the aggregate, would have a Material Adverse Effect. Neither the Company nor any Subsidiary has made an election under Sections 341(f) or 338(h)(10) of the Code, except as set forth in Schedule 3.13. Except as set forth on Schedule 3.13, neither the Company nor any of its Subsidiaries is a party to any Tax sharing agreement or any other agreement with respect to Taxes. As of the date hereof, the Company has not received any notification from the IRS or First Data Corporation, whether formal or informal, that the IRS has taken or is considering taking a position, which if upheld, would result in the inability of the Company to use, for accounting purposes, the deferred tax asset currently reflected in the financial statements. The Company will take no action with respect to the tax treatment of such deferred tax asset prior to the consummation of the Offer.

     Section 3.14. Brokers. No broker, finder or investment banker (other than Morgan Stanley) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Morgan Stanley pursuant to which such firm would be entitled to any payment relating to the Transactions.

     Section 3.15. Certain Contracts. The contracts listed on Schedule 3.15 between the Company and First Data Corporation or its Affiliates, and the agent agreement between the Company (as assignee) and Banco Nacional de Mexico, S.N.C. ("Banamex") are valid, binding and legal obligations of the parties, enforceable in accordance with their respective terms, and are in full force and effect. There has been no event and there are no circumstances constituting, and the execution, delivery and performance of this Agreement and the consummation of the Transactions will not (i) constitute a breach of or an event of default (or an event which with notice or lapse of time or both would become such a default) or (ii) confer upon First Data Corporation or Banamex, as the case may be, any right of termination, amendment, acceleration, cancellation or withholding of performance, under such agreements.

     Section 3.16. Real Property and Leases. All leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party requiring rental payments in excess of $100,000 during any calendar year are in full force and effect, and there exists no default under any such lease by the Company or any Subsidiary, nor any event which with notice or lapse of time or both would constitute a default hereunder by the Company or any Subsidiary, except as would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 3.17. Trademarks, Patents, Copyrights and Intellectual
Property. (a) The Company and the Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and the Subsidiaries as currently conducted or as contemplated to be conducted, and the Company is unaware of any assertion or claim challenging the validity of any of the foregoing which would, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company, the conduct of the business of the Company and the Subsidiaries as currently conducted and as contemplated to be conducted does not conflict in any way with, violate or infringe upon, any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark, copyright, trade secret or other intellectual property of any third party that would, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company, neither it nor any Subsidiary has licensed or otherwise permitted the use by any third party of any proprietary information on terms or in a manner that would, individually or in the aggregate, have a Material Adverse Effect.

     (b) Schedule 3.17(b) sets forth a complete list of each material patent, trademark or service mark registration, copyright registration and application therefor, and a complete list of all material software (including any software being developed by or for the Company) owned, used, licensed, or assigned by or to the Company which is used in or is reasonably necessary to conduct the business and operations of the Company and its Subsidiaries ("Intellectual Property").

     (c) Except as set forth on Schedule 3.17(c) and as would not, individually or in the aggregate, have a Material Adverse Effect:

          (i) The Company or a Subsidiary is the sole and exclusive owner of, or has the unrestricted right to use, any and all Intellectual Property and all items of Intellectual Property are valid and subsisting and

     Schedule 3.17(b) identifies the owner, licensor and licensee of each item of Intellectual Property, as applicable; and

          (ii) The use, licensing or sale by or to the Company or its Subsidiaries of any of the Intellectual Property does not require the acquiescence, agreement or consent of any third party. In addition, to the Company's knowledge, the Intellectual Property and the products and services of the Company and its Subsidiaries are not subject to a challenge or claim of infringement, interference or unfair competition or other claim and the Intellectual Property is not being infringed upon or violated by any third party.

     Section 3.18. Environmental Matters. To the knowledge of the Company or as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company and its Subsidiaries have not violated and are not in violation of any Environmental Law; (ii) none of the properties owned or leased by the Company or any Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (iii) the Company and its Subsidiaries are not liable for any off-site contamination; (iv) the Company and its Subsidiaries are not liable under any Environmental Law (including, without limitation, pending or threatened liens); (v) the Company and its Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits"); and (vi) the Company and its Subsidiaries are in compliance with their Environmental Permits.

     Section 3.19. Statute Takeover Statutes. The Board of Directors of the Company has approved the Merger and any related transactions, and, to the knowledge of the Company, no provision of any Takeover Statute will prevent, impair, impede or prevent, any Transactions. Section 203 of Delaware Law is and shall be inapplicable to the Merger, the other Transactions and this Agreement.

     Section 3.20. Insurance. Schedule 3.20 contains a description of all policies of fire, liability, workers' compensation and other forms of insurance providing insurance coverage to or for the Company or its Subsidiaries (including any such policies which name the Company or its Subsidiaries as a loss payee or pursuant to which such party otherwise has rights). The Company and/or its Subsidiaries is a named insured under such policies owned by them, all premiums with respect thereto have been paid when due and no notice of cancellation or termination has been received with respect to any such policy. In the three year period ending on the date hereof, neither the Company nor its Subsidiaries has received any written notice from, or on behalf of, any insurance carrier relating to or involving an increase in insurance rates (except to the extent that insurance risks may be increased for similarly situated risks) or non-renewal of a policy, or requiring or suggesting material alternation of any of the Company's or its Subsidiaries' assets, purchase of material addition equipment or material modification of any of the Company's or any of its Subsidiaries' methods of doing business. Neither the Company nor any of its Subsidiaries has made any material claim for reimbursement from its insurance carriers (other than health insurance carriers) since December 11, 1996.

     Section 3.21. Agents. Part I of Schedule 3.21 sets forth the five largest money order agents, the fifteen largest wire transfer agents by send transaction volume and the five largest wire transfer agents by receive transaction volume of the Company and its Subsidiaries (collectively, the "Agents"), in each case during the fiscal year ended December 31, 1997. Except as described in Part II of Schedule 3.21, with respect to any Agent on the date hereof, (i) no Agent of the Company or any Subsidiary has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Company or any Subsidiary or has during the twelve months period ending on the date hereof, decreased materially or limited materially, or threatened to decrease materially or limit materially, its services to the Company or any Subsidiary or its usage or purchase of the services of the Company and its Subsidiaries, and the Company has no knowledge of any material breach by any Agent of its agency agreements with the Company or any Subsidiary; and (ii) there has been no event and there are no circumstances constituting an event, and the execution, delivery and performance of this Agreement and the consummation of the Transactions will not (x) constitute a breach or an event of default (or an event which with notice, lapse of time or both, would become such a default) or (y) confer upon any such Agent any right of termination, amendment, acceleration, cancellation or withholding of services or payments.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

     Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

     Section 4.01. Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Purchaser to perform their obligations hereunder, or prevent or materially delay the consummation of the Transactions.

     Section 4.02. Authority Relative to this Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement have been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligations of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms.

     Section 4.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of either Parent or Purchaser, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except for any such violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Purchaser to perform their obligations hereunder, or prevent or materially delay the consummation of the Transactions.

     (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the HSR Act, and filing and recordation of appropriate merger documents as required by Delaware Law, (ii) requirements of state and foreign banking currency or other regulatory authorities (all of which requirements are set forth in Schedule 3.05(b)) and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Purchaser to perform their obligations hereunder, or prevent or materially delay the consummation of the Transactions.

     Section 4.04. Financing. Parent has existing commitments from responsible financial institutions (true and correct copies of which have been provided to the Company), to enable it to borrow sufficient funds to permit Purchaser to acquire all the outstanding Shares in the Offer and the Merger.

     Section 4.05. Offer Documents; Proxy Statement. The Offer Documents will not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

     Section 4.06. Brokers. No broker, finder or investment banker (other than Salomon Smith Barney) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

     Section 5.01. Conduct of Business by the Company Pending the
Merger. Except as contemplated by this Agreement, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

          (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

          (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of a maximum of 1,180,266 Shares issuable pursuant to employee stock options outstanding on the date hereof) or (ii) any assets of the Company or any Subsidiary except in the ordinary course of business consistent with past practice;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e) form any new Subsidiaries or implement the formation of a holding company or expend any funds in preparation for or implement any corporate restructuring, including, but not limited to the formation of a holding company or the merger of any Subsidiary with and into the Company;

          (f) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) except for borrowings under existing credit facilities in the ordinary course of business, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or (iii) except as permitted pursuant to paragraph (j) below or the posting of letters of credit required by licensing or regulatory authorities in the ordinary course of business, make any loans or advances;

          (g) authorize or make capital expenditures in excess of the amounts set forth on Schedule 5.01(g); provided, however, that (i) before making any expenditures for the Coleman Bennet Multi-Currency Project, the Company will involve Purchaser in the selection of a consultant and will not expend in excess of $5,500,000 for a systems software package or $150,000 in consulting fees payable to Coleman Bennett, without the consent of Purchaser, which consent will not be unreasonably withheld or delayed, (ii) the Company will not make any expenditures for new software or hardware for the Future System/Year 2000 Project prior to June 1, 1998, but the Company may incur consulting and similar fees not to exceed $500,000 in aggregate prior to such date, and (iii) the Company will not make any capital expenditures other than as set forth in clauses (i) and (ii) above in excess of $4,000,000 in the aggregate without the prior consent of the Purchaser, which consent will not be unreasonably withheld or delayed;

          (h) other than as set forth in Annex B, increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any Subsidiary who are not officers of the Company, or, other than in accordance with existing policies, grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          (i) other than as required by generally accepted accounting principles, and except for the reclassification of the financial paper outstanding from fiduciary liability to operating liability on the balance sheet, make any change to its accounting policies or procedures;

          (j) (i) make any advances to agents or enter into any agreement with any agent that guarantees or assures payment of minimum aggregate commissions or which grants any signing or other bonus in an amount in excess of $1,500,000 in the aggregate; or (ii) enter into any agreement which would increase the period of time during which any agent retains the proceeds of money order or wire transfer sales prior to remitting such proceeds to the Company; provided, however, notwithstanding any other provision of this Section 5.01, the Company may enter into a contract with American Express Travel Related Services, Inc. ("American Express") containing terms substantially similar to those in the draft contract, version 8, previously provided to the Purchaser if such contract does not contain any provision that would confer upon American Express any right of termination, amendment, acceleration, cancellation or withholding of services or payments upon the consummation of the Offer, the Merger or any other Transaction;

          (k) enter into or amend any agreement with any agent, with respect to which the credit exposure (measured as actual agent remittances due on any one Business Day) is greater than $500,000;

          (l) establish any new lines of credit or other credit facilities or replace existing credit facilities with facilities that have terms that are less favorable to the Company;

          (m) pay, settle, discharge or enter into any agreement for the settlement or compromise of any pending or threatened litigation requiring payment(s) by the Company or any Subsidiary in excess of $1,000,000 in the aggregate;

          (n) agree in writing, or otherwise, to take any of the foregoing actions or to take any other action which would make any representation or warranty of the Company in this Agreement untrue or incorrect in any material respect; or

          (o) make any tax election or settle or compromise any material federal, state local or foreign income tax liability.

     Section 5.02. Additional Covenants. After the date hereof and prior to the Effective Time or the earlier termination of this Agreement, unless Parent shall otherwise agree in writing, the Company covenants and agrees that it shall, and cause each of its Subsidiaries to:

          (a) Conduct their respective businesses in the ordinary and usual course of business consistent with past practice;

          (b) Confer with Parent's designated representatives on a regular and frequent basis regarding operational matters of a material nature and the general status of the ongoing business of the Company;

          (c) Promptly notify Parent of any significant changes in the business, financial condition or results of operation of the Company or its Subsidiaries taken as a whole;

          (d) Promptly notify Parent of any judgment, decree, injunction, rule, notice or order of any Governmental Authority which is reasonably likely to materially restrict the business of the Company and its Subsidiaries as currently conducted or is reasonably likely to have a Material Adverse Effect;

          (e) Maintain or renew with financially responsible insurance companies, (i) insurance on its tangible assets and its business in such amounts and against such risks and losses as are consistent with past practice (ii) the Company's existing directors and officers indemnification insurance; and

          (f) Use all reasonable best efforts to preserve the business, reputation and prospects of the Company and its Subsidiaries and preserve the current relationships of the Company and its Subsidiaries with customers, employees, agents, suppliers and other persons with which the company or any Subsidiary has business relations.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     Section 6.01. Stockholders' Meeting. (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the "Stockholders' Meeting") and (ii) subject to its fiduciary duties under applicable law after receiving the advice of independent counsel, (A) include in the Proxy Statement the recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby and (B) use all reasonable efforts to obtain such approval and adoption. At the Stockholders' Meeting, Parent and Purchaser shall cause all Shares then owned by them and their Subsidiaries to be voted in favor of the approval and adoption of this Agreement and the transactions contemplated hereby.

     (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90 percent of the then outstanding Shares, the parties hereto agree, at the request of Purchaser, subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of Delaware Law, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

     Section 6.02. Proxy Statement. If required by applicable law, as soon as practicable following consummation of the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use all reasonable efforts to have the Proxy Statement cleared by the SEC. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall (i) give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC; (ii) give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC; and (iii) consider in good faith the comments and information provided by Parent, Purchaser and their counsel with respect thereto. Each of the Company, Parent and Purchaser agrees to use all reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

     Section 6.03. Company Board Representation; Section 14(f). (a) Promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, in addition to its rights under applicable law and the Company's Certificate of Incorporation and By-Laws, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board and the boards of each of its Subsidiaries as shall give Purchaser representation on the Board and the boards of each of its Subsidiaries equal to the product of the total number of directors on the Board and the boards of each of its Subsidiaries (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any Affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company and each of its Subsidiaries, including increasing the size of the Board and the boards of each of its Subsidiaries or securing the resignations of incumbent directors or both. At such times, the Company shall use all reasonable efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of each committee of the Board to the extent permitted by applicable law.

     (b) The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 6.03 and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1.

     (c) Following the election of designees of Purchaser pursuant to this
Section 6.03, prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or By-laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights hereunder shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company.

     Section 6.04. Access to Information; Confidentiality. (a) From the date hereof to the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser and persons providing or committing to provide Parent or Purchaser with financing for the Transactions reasonable access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser and persons providing or committing to provide Parent or Purchaser with financing for the Transactions with all financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request.

     (b) The Company, Parent and Purchaser each agree to promptly advise each other of any information required to update or correct any documents filed, published or issued by such parties pursuant to the Offer or pursuant to Section
6.01 or 6.02

     (c) All information obtained by Parent or Purchaser pursuant to this
Section 6.04 shall be kept confidential in accordance with the confidentiality agreement, dated February 11, 1998 (the "Confidentiality Agreement"), between Parent and the Company.

     Section 6.05. No Solicitation of Transactions. (a) The Company shall, and shall direct and use reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as hereinafter defined). The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if, at any time prior to the consummation of the Offer, the Board determines in good faith, after receipt of advice from its outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to an Acquisition Proposal which was not solicited by or on behalf of the Company subsequent to the date hereof, and subject to compliance with Section 6.05(b) and (c), (x) furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement (as determined by the Company after receipt of advice from its outside counsel) and (y) participate in negotiations regarding such Acquisition Proposal. "Acquisition Proposal" means (i) any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company and its Subsidiaries or 15% or more of any class of equity securities of the Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries, (iii) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the Transactions, or (iv) any other transaction that could reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger.

     (b) Except as set forth in this Section 6.05, neither the Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in any manner adverse to Parent or Purchaser, the approval or recommendation by such Board or committee of the Offer, the Merger, the other Transactions or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal with any Person other than Parent or its Affiliates. Notwithstanding the foregoing, in the event that prior to the Offer, the Board determines in good faith, after receipt of advice from outside counsel, that it is necessary to do in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Board may (A) withdraw or modify its approval or recommendation of the Offer, the Merger, the other Transactions or this Agreement, or (B) approve or recommend a Superior Proposal (as hereinafter defined ) or terminate this Agreement and, if it so chooses, cause the Company to enter into any agreement with respect to a Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of the Company's Common Stock then outstanding or all or substantially all of the assets of the Company and its Affiliates on terms which the Board determines in its good faith judgment to be more favorable to the Company's stockholders than the Offer and the Merger and for which financing is committed or, in the good faith judgment of the Board, is reasonably likely to be timely obtained, and also taking into account the likelihood of any prohibition of, or delay in closing, such Superior Proposal under applicable antitrust law.

     (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 6.05, if the Company intends to withdraw or amend its recommendation of the Offer in accordance with this Section 6.05, it shall give the Purchaser 48 hours advance written notice, such notice to specify the identity of any third party that has made an Acquisition Proposal and the material terms of such Acquisition Proposal. Following the delivery of such notice, the Company will promptly inform the Purchaser of material developments with respect to such Acquisition Proposal.

     (d) Nothing contained in this Section 6.05 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders.

     Section 6.06. Employee Benefits Matters. Annex B hereto sets forth certain agreements among the parties hereto with respect to the Plans and other employee benefits matters.

     Section 6.07. Directors' and Officers' Indemnification and Insurance. (a) The Certificate of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article 8, of the Certificate of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

     (b) Regardless of whether the Merger becomes effective, the Company shall indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company and each Subsidiary (collectively, the "Indemnified Parties") to the fullest extent permitted under the Certificate of Incorporation and the By-laws of the Company for a period of six years after the date hereof.

     (c) Company, Parent and the Surviving Corporation shall use their respective reasonable best efforts to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that Parent and the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that if the existing policies expire, are terminated or canceled during such period Parent or the Surviving Corporation will use its reasonable best efforts to obtain substantially similar policies. Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be required to expend pursuant to this Section 6.07(c) more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be $183,352 in the aggregate).

     Section 6.08. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using all reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

     Section 6.09. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, any Transaction or the Company's earnings for the first quarter of 1998, and shall not issue any such press release or make any such public statement without the prior consent of the other parties, except and until as may be required by law or any listing agreement with a national securities exchange to which Parent or the Company is a party.

     Section 6.10. Confidentiality Agreement. The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of each Transaction. Upon the acceptance for payment of Shares pursuant to the Offer, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties thereto.

     Section 6.11. SEC and Stockholder Filings. The Company shall deliver to Parent in accordance with Section 9.02 a copy of all material public reports and materials as and when it sends the same to its stockholders, the SEC or any state or foreign securities commission.

     Section 6.12. Takeover Statutes. If any "fair price" "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute"), including, without limitation, Section 203 of the Delaware Code, is or may become applicable to the Offer, the Merger, this Agreement, or any Transactions, the Company and the members of its Board of Directors (or any required and duly constituted Committee thereof) will grant such approvals, and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated hereby.

     Section 6.13. Certain Actions. Following the consummation of the Offer but prior to the Effective Time, (i) the Company agrees, if requested by the Purchaser, to issue Shares to the Purchaser representing a maximum of 19.9% of the Shares outstanding immediately prior to such issuance and (ii) the Company shall terminate the Credit Agreement between the Company and Northern Trust.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

     Section 7.01. Conditions to the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by Delaware Law;

          (b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any Affiliate of either of them illegal or otherwise preventing consummation of the Transactions; and

          (c) Offer. Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Purchaser if Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer in breach of this Agreement or the terms of the Offer.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     Section 8.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company:

          (a) By mutual written consent duly authorized by the Boards of Directors of Parent, Purchaser and the Company; or

          (b) By either Parent, Purchaser or the Company if (i) the Offer is not completed on or before August 30, 1998; provided, however, that the right to terminate this Agreement under this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to complete the Offer on or before such date; (ii) the Effective Time shall not have occurred on or before October 30, 1998; provided, however, that the right to terminate this

     Agreement under this clause (ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (iii) any Governmental Authority shall have enacted or promulgated any law, rule or regulation or shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger or making the acquisition of Shares by Parent or Purchaser, or any Affiliate thereof, illegal, and such law, rule, regulation, order, decree, ruling or other action shall remain in effect or have become final and nonappealable;

          (c) By Parent if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A hereto or the continuing existence of those conditions set forth in clauses (a) through (i) in Annex A hereto, Purchaser shall have (A) failed to commence the Offer within five Business Days following the date of this Agreement,
     (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 75 calendar days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of Parent or Purchaser to perform in any material respect any material covenant or agreement of either of them contained in this Agreement or the material breach by Parent or Purchaser of any material representation or warranty of either of them contained in this Agreement; or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, this Agreement, the Merger or any other Transaction or shall have taken any action to facilitate (other than as contemplated by this Agreement), approve or recommend any Acquisition Proposal; or

          (d) By the Company, upon approval of the Board, if (i) Purchaser shall have (A) failed to commence the Offer within five Business Days following the date of this Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 75 calendar days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of the Company to perform in any material respect any material covenant or agreement of it contained in this Agreement or the material breach by the Company of any material representation or warranty of it contained in this Agreement; or (ii) prior to the purchase of Shares pursuant to the Offer, the Board shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, this Agreement, the Merger or any other Transaction in order to enter into an agreement for any Acquisition Proposal.

     Section 8.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except
(i) as set forth in Sections 6.04, 8.03 and 9.01 and (ii) nothing herein (including the expiration of representations and warranties in accordance with Section 9.01) shall relieve any party from liability for any breach hereof.

     Section 8.03. Fees. (a) In the event that (x) this Agreement is terminated pursuant to Section 8.01(c)(ii) or Section 8.01(d)(ii), or (y) this Agreement is terminated pursuant to Section 8.01(b) and (A) an Acquisition Proposal shall have been publicly disclosed prior to the date of such termination and (B) a Superior Proposal shall have been consummated on or prior to the first anniversary of such termination; then the Company shall pay Parent promptly (but in no event later than three Business Days after such termination shall have occurred or such Superior Proposal shall have been consummated, as the case may
be) a fee of $10 million (the "Fee"), which amount shall be payable in immediately available funds.

     (b) Except as set forth in this Section 8.03, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

     (c) In the event that the Company shall fail to pay the Fee when due, the Company shall reimburse Parent and the Purchaser for the costs and expenses actually incurred or accrued by Parent and Purchaser (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03, together with interest on such unpaid Fee, commencing on the date that the Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus 2%.

     Section 8.04. Amendment. Subject to Section 6.03, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     Section 8.05. Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if expressly set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     Section 9.01. Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Article II and Sections 6.06 and 6.07 shall survive the Effective Time indefinitely and those set forth in Sections 6.04 and 8.03 shall survive termination indefinitely.

     Section 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

     if to Parent or Purchaser:

       Viad Corp
        1850 North Central Avenue
        Phoenix, Arizona 85077-2212
        Attention: Vice President, General Counsel
        Fax: (602) 207-5480

     with copies to:

       Travelers Express Company, Inc.
        1550 Utica Avenue South
        Minneapolis, Minnesota 55402
        Fax: (612) ( 591-3870
        Attention: President

       Bryan Cave LLP
        2800 North Central Avenue
        Phoenix, Arizona 85004
        Fax: (602) 266-5938
        Attention: Frank M. Placenti, Esq.

     if to the Company:

       MoneyGram Payment Systems, Inc.
        Park 80 West Plaza 1
        Saddle Brook, NJ 07663
        Fax: (201) 291-3626
        Attention: John Fowler

     with a copy to:

       Shearman & Sterling
        599 Lexington Avenue
        New York, New York 10022
        Fax: (212) 848-7179
        Attention: Peter D. Lyons

     Section 9.03. Certain Definitions. For purposes of this Agreement, the term:

          (a) "Affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

          (b) "Beneficial Owner" with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its Affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its Affiliates or associates or person with whom such person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

          (c) "Business Day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York;

          (d) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations, revenue rulings, revenue procedures and announcements promulgated thereunder. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

          (e) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

          (f) "Environmental Laws" means any federal, state or local law, as in effect on the date hereof, relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or
     (C) otherwise relating to pollution of the environment or the protection of human health.

          (g) "Government Authority" means any agency, instrumentality, department, commission, court, tribunal or board of any government, whether foreign or domestic and whether national, federal, state, provincial or local.

          (h) "Hazardous Substances" means (A) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder; the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products including crude oil and any fractions thereof; (C) natural gas, synthetic gas and any mixtures thereof; (D) radon; (E) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation.

          (i) "Material Adverse Effect" means any change, effect, condition, event or circumstance that is or is reasonably likely to be materially adverse to the business, financial condition, assets, properties or results of operations of the Company and the Subsidiaries, taken as a whole, including, (x) termination of the Company's Agency Agreement with Banamex or (y) termination of the Company's agency agreements with agents (other than American Express Travel Related Services Company, Inc. and Safeway, Inc.), representing ten percent or more of the aggregate send or receive transaction volume either sent or received by the Company and its Subsidiaries during 1997; provided, however, that "Material Adverse Effect" shall not include any change, effect, condition, event or circumstance arising out of or attributable to (i) any decrease in the market price of the Shares (but not any change, effect, condition, event or circumstance underlying such decrease to the extent that it would otherwise constitute a Material Adverse Effect), (ii) changes, effects, conditions, events or circumstances that generally affect the industries in which the Company operates (including legal and regulatory changes), (iii) general economic conditions or change, effects, conditions or circumstances affecting the securities markets generally, (iv) changes arising from the consummation of the Transactions or the announcement of the execution of this Agreement,
     (v) any reduction in the price of services or products offered by the Company in response to the reduction in price of comparable services or products offered by a competitor, (vi) any of the items set forth in
     Schedule 9.03(e).

          (j) "Person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

          (k) "Returns" shall mean all returns, declarations, reports, statements, and other documents required to be filed with any government or taxing authority in respect of Taxes, and the term "Return" shall mean any one of the foregoing Returns.

          (l) "SEC" means the U.S. Securities and Exchange Commission.

          (m) "SEC Rules" means any rules, regulations or interpretations of the SEC or the staff thereof.

          (n) "Subsidiary" or "Subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means an Affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

          (o) "Tax" or "Taxes" shall mean (A) all federal, state and local and foreign taxes and assessments of any nature whatsoever, based on the laws and regulations in effect from time to time through the Closing Date, including, without limitation, all income, profits, franchise, gross receipts, capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, property, severance, production, exercise, environmental and other taxes, duties and other similar governmental charges and assessments imposed by or on behalf of any government or taxing authority, including all interest, penalties and additions imposed with respect to such amounts, and (B) any obligations under any agreements or arrangements with respect to any Taxes described in clause (A) above.

     Section 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

     Section 9.05. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, except as set forth in Sections 6.04 and 6.10, all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any wholly-owned Subsidiary of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

     Section 9.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.06 and 6.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

     Section 9.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Delaware state court.

     Section 9.08. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.09. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                            VIAD CORP
                                            A Delaware Corporation
                                            By /s/ PHILIP W. MILNE
                                              ----------------------------------
                                              Name: Philip W. Milne
                                              Title: Authorized Agent; President
                                               and CEO of Travelers Express
                                               Company, Inc.

                                            PINE VALLEY ACQUISITION
                                            CORPORATION
                                            A Delaware Corporation

                                            By /s/ PHILIP W. MILNE
                                              ----------------------------------
                                              Name: Philip W. Milne
                                              Title: President and CEO

                                            MONEYGRAM PAYMENT
                                            SYSTEMS, INC.
                                            A Delaware Corporation

                                            By /s/ JAMES F. CALVANO
                                              ----------------------------------
                                              Name: James F. Calvano
                                              Title: Chairman and CEO

                                                                         ANNEX A

                            CONDITIONS TO THE OFFER

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (w) the Minimum Condition shall not have been satisfied, (x) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer,
(y) any Pre-Offer Approval shall not have been obtained, (z) at any time on or after the date of this Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

          (a) there shall be pending before any court any action or proceeding instituted by any Governmental Authority (i) that is reasonably likely to prohibit or limit materially the ownership or operation by the Company, Parent or any of their Subsidiaries, of all or any material portion of the business or assets of the Company and the Subsidiaries, taken as a whole, or any material portion of the business or assets of Parent and its Subsidiaries, taken as a whole, or to compel the Company, Parent or any of their Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and the Subsidiaries, taken as a whole, or Parent and its Subsidiaries taken as a whole, as a result of the Transactions; (ii) reasonably likely to impose or confirm limitations on the ability of Parent or Purchaser to exercise effectively full rights of ownership of any Shares, including, without limitation, the right vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's Stockholders including, without limitation, the approval and adoption of this Agreement and the transactions contemplated hereby; or (iii) seeking to require divestiture by Parent or Purchaser of any Shares;

          (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued and deemed applicable to (i) Parent, the Company or any Subsidiary or Affiliate of Parent or the Company or (ii) any Transaction, by any Governmental Authority, domestic or foreign, which is reasonably likely to result, directly or indirectly in any of the consequences referred to in clauses
     (i) through (iii) of paragraph (a) above;

          (c) there shall have occurred, and be continuing, any change, condition, event or other development that, individually or in the aggregate, has a Material Adverse Effect;

          (d) any representation or warranty of the Company in this Agreement, that is qualified by materiality or Material Adverse Effect shall not be true and correct or, without regard to such qualification, any such representations or warranties shall not be true and correct so as to in aggregate have a Material Adverse Effect, or any representation or warranty not so qualified shall not be true and correct in all material respects, in each case as if such representation or warranty was made as of such time on or after the date of this Agreement (except for representations and warranties made as of a specific date which shall be true and correct as of such date) or the Company shall not have delivered to Parent a certificate of the Company to such effect signed by a duly authorized officer thereof and dated as of the date on which Parent shall first accept Shares for payment.

          (e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement;

          (f) this Agreement shall have been terminated in accordance with its terms; or

          (g) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder.

     The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by

Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                                                         ANNEX B

                         AGREEMENT RESPECTING THE PLANS
                       AND OTHER EMPLOYEE BENEFIT MATTERS

1.  IN GENERAL

     Parent hereby agrees that for a period of two years immediately following the Effective Time, it shall, or shall cause the Surviving Corporation and its Subsidiaries to, continue to maintain employee benefit and welfare plans, programs, contracts, agreements, severance plans and policies (each referred to, for purposes of this paragraph, as a "plan"), for the benefit of active employees of the Company and its Subsidiaries which in the aggregate provide benefits that are comparable to, and no less favorable than, the benefits provided to such active employees pursuant to the plans set forth in Sections A, B and F of Schedule 3.10(a) Part I on the date hereof, or to provide during such period benefits equivalent to those provided under corresponding plans of Travelers Group or its Subsidiaries if such benefits are greater. Parent hereby guarantees the Surviving Corporation's performance of the obligations under this paragraph.

2.  CERTAIN CONTRACTS

     Parent and Purchaser hereby agree to honor, without modification, and after the purchase of Shares pursuant to the Offer, Parent agrees to cause the Company and its Subsidiaries to honor, all contracts, agreements, arrangements, policies, plans and commitments of the Company (or any of its Subsidiaries) in effect as of the date hereof which are applicable to any employee or former employee or any director or former director of the Company (or any of its Subsidiaries), including, without limitation, the Company Executive Retention Plan dated May 13, 1997, as amended on July 8, 1997 and July 21, 1997.

3.  CERTAIN PLANS

     Parent and Purchaser hereby agree to allow active employees of the Company to be eligible to participate in incentive compensation plans and stock option plans of Travelers Group or its Subsidiaries on terms comparable to the terms on which employees of comparable status and seniority at other comparable Subsidiaries of Parent participate.

                                       B-1